Exhibit 17(b)

Financial statements (audited)

Schedules of investments

January 31, 2010

Legg Mason Lifestyle Allocation 100%

Description	Shares	Value
Investments in Underlying Funds — 99.9%
Legg Mason Capital Management Value Trust, Inc., Class I Shares	163,291	$6,709,644
Legg Mason Global Trust, Inc. — Legg Mason Batterymarch International Equity Trust, Class IS Shares	631,587	7,414,832
Legg Mason Partners Equity Trust
Legg Mason Batterymarch U.S. Large Cap Equity Fund, Class IS Shares	1,242,305	11,068,937
Legg Mason ClearBridge Aggressive Growth Fund, Class IS Shares	65,165	6,091,632	*
Legg Mason ClearBridge Appreciation Fund, Class IS Shares	939,086	11,259,642
Legg Mason ClearBridge Fundamental All Cap Value Fund (formerly known as Legg Mason ClearBridge Fundamental Value Fund), Class IS Shares	514,112	6,107,649
Legg Mason ClearBridge Mid Cap Core Fund, Class IS Shares	420,026	7,379,861	*
Legg Mason ClearBridge Small Cap Growth Fund, Class IS Shares	421,921	5,573,581	*
Legg Mason Global Currents International All Cap Opportunity Fund, Class IS Shares	974,887	7,379,896
The Royce Fund — Royce Value Fund, Institutional Class Shares	579,702	5,681,079	*

Total Investments in Underlying Funds before Short-Term Investment (Cost —$80,733,537)		74,666,753

Security	Face Amount	Value
Short-Term Investment — 0.2%
Repurchase Agreement — 0.2%
Interest in $75,444,000 joint tri-party repurchase agreement dated 1/29/10 with Barclays Capital Inc., 0.100% due 2/1/10; Proceeds at maturity — $141,001; (Fully collateralized by various U.S. government obligations, 3.250% to 3.500% due 5/31/16 to 2/15/18; Market value — $143,820) (Cost — $141,000)	$141,000	141,000

Total Investments — 100.1% (Cost — $80,874,537#)		74,807,753
Liabilities in Excess of Other Assets — (0.1)%		(37,484)

Total Net Assets — 100.0%		$74,770,269

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $89,257,620.

See Notes to Financial Statements.

Legg Mason Lifestyle Allocation 85%

Description	Shares	Value
Investments in Underlying Funds — 100.1%
Legg Mason Capital Management Value Trust, Inc., Class I Shares	737,155	$30,289,719
Legg Mason Global Trust, Inc. — Legg Mason Batterymarch International Equity Trust, Class IS Shares	4,218,949	49,530,461
Legg Mason Partners Equity Trust
Legg Mason Batterymarch U.S. Large Cap Equity Fund, Class IS Shares	8,052,019	71,743,490
Legg Mason ClearBridge Aggressive Growth Fund, Class IS Shares	330,003	30,848,651	*
Legg Mason ClearBridge Appreciation Fund, Class IS Shares	5,724,244	68,633,686
Legg Mason ClearBridge Fundamental All Cap Value Fund (formerly known as Legg Mason ClearBridge Fundamental Value Fund), Class IS Shares	2,513,426	29,859,503
Legg Mason ClearBridge Mid Cap Core Fund, Class IS Shares	1,473,316	25,886,160	*
Legg Mason ClearBridge Small Cap Growth Fund, Class IS Shares	2,835,946	37,462,848	*
Legg Mason Global Currents International All Cap Opportunity Fund, Class IS Shares	6,564,612	49,694,111
The Royce Fund — Royce Value Fund, Institutional Class Shares	3,790,690	37,148,761	*
Western Asset Funds, Inc.
Western Asset Absolute Return Portfolio, Institutional Select Class Shares	3,816,753	37,862,189
Western Asset Core Plus Bond Portfolio, Institutional Select Class Shares	2,553,020	26,398,228
Western Asset High Yield Portfolio, Institutional Select Class Shares	3,209,648	27,346,204

Total Investments before Short-Term Investment (Cost — $575,553,910)		522,704,011

Security	Face Amount	Value
Short-Term Investment — 0.0%
Repurchase Agreement — 0.0%
Interest in $499,996,000 joint tri-party repurchase agreement dated 1/29/10 with RBS Securities Inc., 0.110% due 2/1/10; Proceeds at maturity — $40,000; (Fully collateralized by various U.S. government & agency obligations, 0.000% to 3.625% due 2/26/10 to 2/15/39; Market value — $40,800) (Cost — $40,000)	$40,000	40,000

Total Investments — 100.1% (Cost — $575,593,910#)		522,744,011
Liabilities in Excess of Other Assets — (0.1)%		(769,030)

Total Net Assets — 100.0%		$521,974,981

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $609,317,110.

See Notes to Financial Statements.

Statements of assets and liabilities

January 31, 2010

	Legg Mason Lifestyle Allocation 100%	Legg Mason Lifestyle Allocation 85%
Assets:
Investments, at cost	$80,874,537	$575,593,910
Investments, at value	74,807,753	522,744,011
Cash	984	70
Receivable for Fund shares sold	163,792	510,187
Receivable from investment manager	3,207	5,975
Receivable for Underlying Funds sold	—	433,082
Prepaid expenses	24,305	33,111

Total Assets	75,000,041	523,726,436

Liabilities:
Payable for Underlying Funds purchased	71,064	13,789
Payable for Fund shares repurchased	46,717	1,273,510
Distribution fees payable	29,553	180,641
Trustees’ fees payable	751	4,245
Distributions payable	—	—
Accrued expenses	81,687	279,270

Total Liabilities	229,772	1,751,455

Total Net Assets	$74,770,269	$521,974,981

Net Assets:
Par value (Note 7)	$94	$479
Paid-in capital in excess of par value	94,427,687	620,584,176
Undistributed net investment income	15,358	19,498
Accumulated net realized loss on Underlying Funds	(13,606,086)	(45,779,273)
Net unrealized appreciation (depreciation) on Underlying Funds	(6,066,784)	(52,849,899)

Total Net Assets	$74,770,269	$521,974,981

Shares Outstanding:
Class A	6,979,307	38,573,185
Class B	1,825,386	8,076,607
Class C	569,540	1,206,546
Class I	—	752

Net Asset Value:
Class A (and redemption price)	$7.99	$11.02
Class B*	$7.93	$10.44
Class C*	$7.95	$10.55
Class I (and redemption price)	—	$10.99
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%, 5.75% and 5.75%, respectively)	$8.48	$11.69

*	Redemption price per share is NAV of Class B and C shares reduced by 5.00% and a 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statements of operations

For the Year Ended January 31, 2010

	Legg Mason Lifestyle Allocation 100%	Legg Mason Lifestyle Allocation 85%
Investment Income:
Income distributions from Underlying Funds	$818,967	$11,158,935
Short-term capital gains distributions from Underlying Funds	—	294,666
Interest	415	2,696

Total Investment Income	819,382	11,456,297

Expenses:
Transfer agent fees (Note 5)	381,909	2,288,085
Distribution fees (Note 5)	292,744	1,873,901
Registration fees	49,527	71,308
Audit and tax	25,100	29,300
Legal fees	24,115	39,992
Shareholder reports (Note 5)	22,958	78,812
Trustees’ fees	6,307	45,151
Insurance	2,243	11,132
Custody fees	542	507
Miscellaneous expenses	4,636	5,596

Total Expenses	810,081	4,443,784

Less: Expense reimbursements (Notes 2 and 5)	(180,799)	(170,958)

Net Expenses	629,282	4,272,826

Net Investment Income	190,100	7,183,471

Realized and Unrealized Gain (Loss) on Underlying Funds (Notes 1 and 3):
Net Realized Loss on Sale of Underlying Funds	(5,499,765)	(24,367,684)
Change in Net Unrealized Appreciation/Depreciation on Underlying Funds	23,656,809	155,871,020
Net Gain on Underlying Funds	18,157,044	131,503,336

Increase in Net Assets from Operations	$18,347,144	$138,686,807

See Notes to Financial Statements.

Statements of changes in net assets

Legg Mason Lifestyle Allocation 100%

For the Years Ended January 31,	2010	2009
Operations:
Net investment income	$190,100	$238,926
Net realized loss	(5,499,765)	(7,746,556)
Change in net unrealized appreciation/depreciation	23,656,809	(23,448,093)

Increase (Decrease) in Net Assets From Operations	18,347,144	(30,955,723)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(385,014)	(14,003)
Net realized gains	—	(1,529,237)

Decrease in Net Assets from Distributions to Shareholders	(385,014)	(1,543,240)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	19,285,366	44,717,604
Reinvestment of distributions	383,412	1,480,611
Cost of shares repurchased	(13,896,597)	(12,530,283)

Increase in Net Assets From Fund Share Transactions	5,772,181	33,667,932

Increase in Net Assets	23,734,311	1,168,969

Net Assets:
Beginning of year	51,035,958	49,866,989

End of year*	$74,770,269	$51,035,958

* Includes undistributed net investment income of:	$15,358	$210,272

See Notes to Financial Statements.

Legg Mason Lifestyle Allocation 85%

For the Years Ended January 31,	2010	2009
Operations:
Net investment income	$7,183,471	$8,088,962
Net realized gain (loss)	(24,367,684)	4,702,696
Change in net unrealized appreciation/depreciation	155,871,020	(256,062,838)

Increase (Decrease) in Net Assets From Operations	138,686,807	(243,271,180)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(7,650,064)	(8,000,045)
Net realized gains	—	(52,822,356)

Decrease in Net Assets from Distributions to Shareholders	(7,650,064)	(60,822,401)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	66,399,157	109,826,226
Reinvestment of distributions	7,634,444	60,567,652
Cost of shares repurchased	(81,731,790)	(111,952,290)

Increase (Decrease) in Net Assets From Fund Share Transactions	(7,698,189)	58,441,588

Increase (Decrease) in Net Assets	123,338,554	(245,651,993)

Net Assets:
Beginning of year	398,636,427	644,288,420

End of year*	$521,974,981	$398,636,427

* Includes undistributed net investment income of:	$19,498	$486,091

See Notes to Financial Statements.

Financial highlights

Legg Mason Lifestyle Allocation 100%

For a share of each class of beneficial interest outstanding throughout each year ended January 31, unless otherwise noted:

Class A Shares[1]	2010	2009	2008[2]	2007[2,3]
Net asset value, beginning of year	$5.99	$10.61	$11.50	$11.40

Income (loss) from operations:

Net investment income (loss)[4]	0.03	0.06	0.13	(0.00)[5]
Net realized and unrealized gain (loss)	2.03	(4.44)	(0.93)	0.10

Total income (loss) from operations	2.06	(4.38)	(0.80)	0.10

Less distributions from:

Net investment income	(0.06)	(0.00)[5]	(0.07)	—
Net realized gains	—	(0.24)	(0.02)	—

Total distributions	(0.06)	(0.24)	(0.09)	—

Net asset value, end of year	$7.99	$5.99	$10.61	$11.50

Total return[6]	34.46%	(42.19)%	(6.97)%	0.88%

Net assets, end of year (000s)	$55,770	$37,263	$33,051	$428

Ratios to average net assets:

Gross expenses[7]	1.01%	1.06%	1.34%[8]	116.13%[9]
Net expenses[7,10,11]	0.78	0.76 [12]	0.80 [8,12]	0.80 [9]
Net investment income (loss)[4]	0.48	0.67	1.16	(0.22)[9]

Portfolio turnover rate	14%	38%	27%	10%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For a share of capital stock outstanding prior to April 16, 2007.
[3]	For the period December 29, 2006 (inception date) to January 31, 2007.
[4]	Net investment income (loss) per share and net investment income (loss) ratio to average net assets include short-term capital gain distributions from Underlying Funds.
[5]	Amount represents less than $0.01 per share.
[6]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Does not include expenses of the Underlying Funds in which the Fund invests.
[8]	The gross and net ratios include interest expense. Excluding interest expense both ratios would not have changed.
[9]	Annualized.
[10]

As a result of a contractual expense limitation, which commenced on December 1, 2007, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class A shares would not exceed 0.80% until at least May 31, 2010. Prior to December 1, 2007, this was a voluntary expense limitation.

[11]	Reflects fee waivers and/or expense reimbursements.
[12]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended January 31, unless otherwise noted:

Class B Shares[1]	2010	2009	2008[2]	2007[2,3]
Net asset value, beginning of year	$5.94	$10.60	$11.50	$11.40

Income (loss) from operations:

Net investment income (loss)[4]	(0.02)	(0.01)	0.03	(0.01)
Net realized and unrealized gain (loss)	2.01	(4.41)	(0.91)	0.11

Total income (loss) from operations	1.99	(4.42)	(0.88)	0.10

Less distributions from:

Net realized gains	—	(0.24)	(0.02)	—

Total distributions	—	(0.24)	(0.02)	—

Net asset value, end of year	$7.93	$5.94	$10.60	$11.50

Total return[5]	33.50%	(42.63)%	(7.66)%	0.88%

Net assets, end of year (000s)	$14,472	$9,122	$8,339	$499

Ratios to average net assets:

Gross expenses[6]	2.09%	2.15%	2.42%[7]	116.88%[8]
Net expenses[6,9,10]	1.53	1.53 [11]	1.55 [7,11]	1.55 [8]
Net investment income (loss)[4]	(0.26)	(0.15)	0.30	(1.24)[8]

Portfolio turnover rate	14%	38%	27%	10%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For a share of capital stock outstanding prior to April 16, 2007.
[3]	For the period December 29, 2006 (inception date) to January 31, 2007.
[4]	Net investment income (loss) per share and net investment income (loss) ratio to average net assets include short-term capital gain distributions from Underlying Funds.
[5]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Does not include expenses of the Underlying Funds in which the Fund invests.
[7]	The gross and net ratios include interest expense. Excluding interest expense both ratios would not have changed.
[8]	Annualized.
[9]

As a result of a contractual expense limitation, which commenced on December 1, 2007, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class B shares would not exceed 1.55% until at least May 31, 2010. Prior to December 1, 2007, this was a voluntary expense limitation.

[10]	Reflects fee waivers and/or expense reimbursements.
[11]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended January 31, unless otherwise noted:

Class C Shares[1]	2010	2009	2008[2]	2007[2,3]
Net asset value, beginning of year	$5.94	$10.60	$11.50	$11.40

Income (loss) from operations:

Net investment loss[4]	(0.01)	(0.02)	(0.01)	(0.00)[5]
Net realized and unrealized gain (loss)	2.02	(4.40)	(0.87)	0.10

Total income (loss) from operations	2.01	(4.42)	(0.88)	0.10

Less distributions from:

Net realized gains	—	(0.24)	(0.02)	—

Total distributions	—	(0.24)	(0.02)	—

Net asset value, end of year	$7.95	$5.94	$10.60	$11.50

Total return[6]	33.84%	(42.63)%	(7.66)%	0.88%

Net assets, end of year (000s)	$4,528	$4,538	$8,477	$895

Ratios to average net assets:

Gross expenses[7]	1.35%	1.35%	1.96%[8]	116.88%[9]
Net expenses[7,10,11]	1.35	1.35 [12]	1.54 [8,12]	1.55 [9]
Net investment loss[4]	(0.21)	(0.21)	(0.08)	(0.42)[9]

Portfolio turnover rate	14%	38%	27%	10%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For a share of capital stock outstanding prior to April 16, 2007.
[3]	For the period December 29, 2006 (inception date) to January 31, 2007.
[4]	Net investment income (loss) per share and net investment income (loss) ratio to average net assets include short-term capital gain distributions from Underlying Funds.
[5]	Amount represents less than $0.01 per share.
[6]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Does not include expenses of the Underlying Funds in which the Fund invests.
[8]	The gross and net ratios include interest expense. Excluding interest expense both ratios would not have changed.
[9]	Annualized.
[10]

As a result of a contractual expense limitation, which commenced on December 1, 2007, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C shares would not exceed 1.55% until at least May 31, 2010. Prior to December 1, 2007, this was a voluntary expense limitation.

[11]	Reflects fee waivers and/or expense reimbursements.
[12]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

Legg Mason Lifestyle Allocation 85%

For a share of each class of beneficial interest outstanding throughout each year ended January 31:

Class A Shares[1]	2010	2009	2008[2]	2007[2]	2006[2]
Net asset value, beginning of year	$8.26	$15.00	$16.52	$15.36	$13.80

Income (loss) from operations:

Net investment income (loss)[3]	0.17	0.20	0.23	0.06	(0.00)[4]
Net realized and unrealized gain (loss)	2.77	(5.57)	(0.89)	1.14	1.56

Total income (loss) from operations	2.94	(5.37)	(0.66)	1.20	1.56

Less distributions from:

Net investment income	(0.18)	(0.18)	(0.20)	(0.04)	—
Net realized gains	—	(1.19)	(0.66)	—	—

Total distributions	(0.18)	(1.37)	(0.86)	(0.04)	—

Net asset value, end of year	$11.02	$8.26	$15.00	$16.52	$15.36

Total return[5]	35.53%	(37.58)%	(4.41)%	7.82%	11.30%

Net assets, end of year (000s)	$424,907	$317,256	$492,744	$491,940	$464,856

Ratios to average net assets:

Gross expenses[6]	0.79%	0.79%	0.85%[7]	0.90%[8]	1.03%
Net expenses[6,9,10]	0.77	0.73 [11]	0.78 [7,11]	0.81 [8]	0.80
Net investment income (loss)[3]	1.66	1.64	1.37	0.37	(0.01)

Portfolio turnover rate	15%	41%	15%	79%	47%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For a share of capital stock outstanding prior to April 16, 2007.
[3]	Net investment income (loss) per share and net investment income (loss) ratio to average net assets include short-term capital gain distributions from Underlying Funds.
[4]	Amount represents less than $0.01 per share.
[5]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[6]	Does not include expenses of the Underlying Funds in which the Fund invests.
[7]	The gross and net ratios include interest expense. Excluding interest expense both ratios would not have changed
[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.85% and 0.77%, respectively.

[9]

As a result of a contractual expense limitation, which commenced on December 1, 2007, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class A shares would not exceed 0.80% until at least May 31, 2010. Prior to December 1, 2007, this was a voluntary expense limitation.

[10]	Reflects fee waivers and/or expense reimbursements.
[11]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended January 31:

Class B Shares[1]	2010	2009	2008[2]	2007[2]	2006[2]
Net asset value, beginning of year	$7.83	$14.32	$15.80	$14.76	$13.36

Income (loss) from operations:

Net investment income (loss)[3]	0.08	0.09	0.09	(0.06)	(0.11)
Net realized and unrealized gain (loss)	2.62	(5.28)	(0.82)	1.10	1.51

Total income (loss) from operations	2.70	(5.19)	(0.73)	1.04	1.40

Less distributions from:

Net investment income	(0.09)	(0.11)	(0.09)	—	—
Net realized gains	—	(1.19)	(0.66)	—	—

Total distributions	(0.09)	(1.30)	(0.75)	—	—

Net asset value, end of year	$10.44	$7.83	$14.32	$15.80	$14.76

Total return[4]	34.45%	(38.07)%	(5.06)%	7.05%	10.48%

Net assets, end of year (000s)	$84,327	$70,232	$127,665	$159,423	$200,934

Ratios to average net assets:

Gross expenses[5]	1.62%	1.63%	1.67%[6]	1.67%[7]	1.81%
Net expenses[5,8,9]	1.51	1.52 [10]	1.51 [6,10]	1.53 [7]	1.55
Net investment income (loss)[3]	0.87	0.79	0.55	(0.39)	(0.78)

Portfolio turnover rate	15%	41%	15%	79%	47%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For a share of capital stock outstanding prior to April 16, 2007.
[3]	Net investment income (loss) per share and net investment income (loss) ratio to average net assets include short-term capital gain distributions from Underlying Funds.
[4]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[5]	Does not include expenses of the Underlying Funds in which the Fund invests.
[6]	The gross and net ratios include interest expense. Excluding interest expense both ratios would not have changed.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.63% and 1.49%, respectively.

[8]

As a result of a contractual expense limitation, which commenced on December 1, 2007, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class B shares would not exceed 1.55% until at least May 31, 2010. Prior to December 1, 2007, this was a voluntary expense limitation.

[9]	Reflects fee waivers and/or expense reimbursements.
[10]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended January 31:

Class C Shares[1]	2010	2009	2008[2]	2007[2]	2006[2]
Net asset value, beginning of year	$7.92	$14.46	$15.94	$14.87	$13.44

Income (loss) from operations:

Net investment income (loss)[3]	0.11	0.13	0.12	(0.03)	(0.08)
Net realized and unrealized gain (loss)	2.65	(5.34)	(0.82)	1.10	1.51

Total income (loss) from operations	2.76	(5.21)	(0.70)	1.07	1.43

Less distributions from:

Net investment income	(0.13)	(0.14)	(0.12)	—	—
Net realized gains	—	(1.19)	(0.66)	—	—

Total distributions	(0.13)	(1.33)	(0.78)	—	—

Net asset value, end of year	$10.55	$7.92	$14.46	$15.94	$14.87

Total return[4]	34.84%	(37.85)%	(4.82)%	7.20%	10.64%

Net assets, end of year (000s)	$12,733	$11,147	$23,879	$29,079	$36,142

Ratios to average net assets:

Gross expenses[5]	1.18%	1.15%	1.29%[6]	1.37%[7]	1.39%
Net expenses[5,8]	1.18	1.15 [9]	1.29 [6,9]	1.34 [7,10]	1.39
Net investment income (loss)[3]	1.18	1.08	0.75	(0.19)	(0.61)

Portfolio turnover rate	15%	41%	15%	79%	47%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For a share of capital stock outstanding prior to April 16, 2007.
[3]	Net investment income (loss) per share and net investment income (loss) ratio to average net assets include short-term capital gain distributions from Underlying Funds.
[4]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[5]	Does not include expenses of the Underlying Funds in which the Fund invests.
[6]	The gross and net ratios include interest expense. Excluding interest expense both ratios would not have changed.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.32% and 1.30%, respectively.

[8]

As a result of a contractual expense limitation, which commenced on December 1, 2007, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C shares would not exceed 1.55% until at least May 31, 2010. Prior to December 1, 2007, this was a voluntary expense limitation.

[9]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[10]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Lifestyle Allocation 100% (formerly known as Legg Mason Partners Lifestyle Allocation 100%) (“Allocation 100%”) and Legg Mason Lifestyle Allocation 85% (formerly known as Legg Mason Partners Lifestyle Allocation 85%) (“Allocation 85%”) (collectively, the “Funds”) are separate non-diversified series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Funds invest in other mutual funds (“Underlying Funds”) which are affiliated with Legg Mason, Inc. (“Legg Mason”). The financial statements and financial highlights of the Underlying Funds are presented in a separate shareholder report for each respective Underlying Fund.

The following are significant accounting policies consistently followed by the Funds and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the issuance date of the financial statements.

(a) Investment valuation. Investments in the Underlying Funds are valued at the closing net asset value per share of each Underlying Fund on the day of valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before each Fund calculates its net asset value, the Funds value these securities at fair value as determined in accordance with the procedures approved by the Funds’ Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Funds adopted Financial Accounting Standards Board Codification Topic 820 (formerly, Statement of Financial Accounting Standards No. 157) (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Funds’ investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Funds’ own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Funds use valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts to a single present amount.

The following is a summary of the inputs used in valuing the Funds’ assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Allocation 100%
Investments in underlying funds†	$74,666,753	—	—	$74,666,753
Short-term investment†	—	$141,000	—	141,000

Total investments	$74,666,753	$141,000	—	$74,807,753

†	See Schedule of Investments for additional detailed categorizations.

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Allocation 85%
Investments in underlying funds†	$522,704,011	—	—	$522,704,011
Short-term investment†	—	$40,000	—	40,000

Total investments	$522,704,011	$40,000	—	$522,744,011

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Funds may enter into repurchase agreements with institutions that their investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Funds’ policy that their custodian or a third party custodian, acting on the Funds’ behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement to ensure the adequacy of the collateral. If the counterparty defaults, the Funds generally have the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Funds seek to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Funds may be delayed or limited.

(c) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Net investment income distributions and short-term capital gain distributions, if any, from the Underlying Funds are recorded on the ex-dividend as investment income. Interest income is recorded on an accrual basis. Long-term capital gain distributions, if any, from the Underlying Funds are recorded on the ex-dividend date as realized gains. The cost of investments sold is determined by use of the specific identification method.

(d) Distributions to shareholders. The Allocation 100% and Allocation 85% Funds distribute net investment income and capital gains, if any, at least annually. Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(e) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of each Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(f) Compensating balance agreements. The Funds have an arrangement with their custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Funds’ cash deposit with the bank.

(g) Federal and other taxes. It is the Funds’ policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Funds intend to distribute their taxable income and net realized gains, if any, to shareholders in accordance with requirements imposed by the Code. Therefore, no federal income tax provision is required in the Funds’ financial statements.

Management has analyzed the Funds’ tax positions taken on federal income tax returns for all open tax years and has concluded that as of January 31, 2010, no provision for income tax is required in the Funds’ financial statements. The Funds’ federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the Funds had no reclassifications.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is each Fund’s investment manager and Legg Mason Global Asset Allocation, LLC (“LMGAA”) is each Fund’s subadviser. LMPFA and LMGAA are wholly-owned subsidiaries of Legg Mason. Under the investment management agreement, the Funds do not pay a management fee.

During the year ended January 31, 2010, Allocation 100% and Allocation 85% Funds’ Class A, Class B, Class C and Class I shares had contractual expense limitations in place of 0.80%, 1.55%, 1.55% and 0.55%, respectively, of the average daily net assets of each class. Management has contractually agreed to cap expenses on all classes until at least May 31, 2010.

During the year ended January 31, 2010, Allocation 100% and Allocation 85% were reimbursed for expenses in the amounts of $180,799 and $170,958, respectively.

LMPFA provides administrative and certain oversight services to the Funds. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except, in certain cases, for the management of cash and short-term instruments.

In addition, the Funds indirectly pay management and/or administration fees to LMPFA and other wholly-owned subsidiaries of Legg Mason as a shareholder in the Underlying Funds. These management and administration fees ranged from 0.40% to 1.00% of the average daily net assets of the Underlying Funds.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Funds’ sole and exclusive distributor.

For Allocation 100% and Allocation 85%, there is a maximum initial sales charge of 5.75% for Class A shares. The Allocation 100% and Allocation 85% have a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended January 31, 2010, sales charges and CDSCs paid to LMIS and its affiliates were approximately:

	Sales Charges	CDSCs
	Class A	Class A		Class B	Class C
Allocation 100%	$91,000	$0	*	$49,000	$1,000
Allocation 85%	236,000	0	*	154,000	2,000

*	Amount represents less than $1,000.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended January 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

	Purchases	Sales
Allocation 100%	$15,301,299	$9,308,942
Allocation 85%	71,767,889	75,251,580

At January 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Net Unrealized Depreciation
Allocation 100%	$68,158	$(14,518,025)	$(14,449,867)
Allocation 85%	28,139,718	(114,712,817)	(86,573,099)

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (formerly, Statement of Financial Accounting Standards No. 161) (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended January 31, 2010, the Funds may not invest directly in any derivative instruments.

5. Class specific expenses and reimbursements

The Funds have adopted a Rule 12b-1 distribution plan and under that plan the Funds pay a service fee with respect to their Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. In addition, the Allocation 100% and Allocation 85% each pay a distribution fee with respect to their Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the year ended January 31, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses*
Allocation 100%
Class A	$119,829	$265,754	$9,235
Class B	124,484	108,852	3,919
Class C	48,431	6,977	806
Class I1	—	326	50

Total	$292,744	$381,909	$14,010

Allocation 85%
Class A	$953,033	$1,825,536	$47,041
Class B	798,946	447,945	12,035
Class C	121,922	14,578	2,199
Class I	—	26	9

Total	$1,873,901	$2,288,085	$61,284

[1]	On January 26, 2010, Class I shares were fully redeemed.
*	For the period February 1, 2009 through September 13, 2009. Subsequent to September 13, 2009, these expenses were accrued as common fund expenses.

For the year ended January 31, 2010, reimbursements by class were as follows:

Reimbursements
Allocation 100%
Class A	$111,056
Class B	69,424
Class C	19
Class I1	300

Total	$180,799

Allocation 85%
Class A	$79,541
Class B	91,392
Class C	—
Class I	25

Total	$170,958

[1]	On January 26, 2010, Class I shares were fully redeemed.

6. Distributions to shareholders by class

Allocation 100%
Net Investment Income:
Class A	$382,791		$14,003
Class I	2,223	[1]	—	[2]

Total	$385,014		$14,003

Net Realized Gains:
Class A	—		$1,053,507
Class B	—		277,480
Class C	—		198,250

Total	—		$1,529,237

Allocation 85%
Net Investment Income:
Class A	$6,769,973		$6,792,628
Class B	720,885		1,009,921
Class C	159,048		197,486
Class I	158		10	[3]

Total	$7,650,064		$8,000,045

Net Realized Gains:
Class A	—		$41,016,437
Class B	—		10,162,989
Class C	—		1,642,930

Total	—		$52,822,356

[1]	On January 26, 2010, Class I shares were fully redeemed.
[2]	For the period December 3, 2008 (inception date) to January 31, 2009.
[3]	For the period December 16, 2008 (inception date) to January 31, 2009.

7. Shares of beneficial interest

At January 31, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Funds have the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended January 31, 2010		Year Ended January 31, 2009
	Shares	Amount	Shares	Amount
Allocation 100%
Class A
Shares sold	2,010,604	$14,301,408	3,975,716	$34,016,558
Shares issued on reinvestment	52,648	381,189	103,439	1,041,632
Shares repurchased	(1,306,973)	(9,235,923)	(970,840)	(8,203,381)

Net increase	756,279	$5,446,674	3,108,315	$26,854,809

Class B
Shares sold	658,241	$4,575,881	992,019	$8,799,733
Shares issued on reinvestment	—	—	27,547	276,290
Shares repurchased	(368,929)	(2,676,490)	(269,932)	(2,204,445)

Net increase	289,312	$1,899,391	749,634	$6,871,578

Class C
Shares sold	59,504	$399,725	187,096	$1,788,779
Shares issued on reinvestment	—	—	16,220	162,689
Shares repurchased	(253,456)	(1,819,005)	(239,739)	(2,122,457)

Net decrease	(193,952)	$(1,419,280)	(36,423)	$(170,989)

Class I
Shares sold	1,178 [1]	$8,352 [1]	18,830 [2]	$112,534 [2]
Shares issued on reinvestment	296 [1]	2,223 [1]	—	—
Shares repurchased	(20,304)[1]	(165,179)[1]	—	—

Net increase (decrease)	(18,830)[1]	$(154,604)[1]	18,830 [2]	$112,534 [2]

Allocation 85%
Class A
Shares sold	5,284,734	$51,542,520	6,912,527	$86,956,978
Shares issued on reinvestment	604,661	6,758,295	4,508,728	47,639,086
Shares repurchased	(5,713,239)	(55,784,555)	(5,863,874)	(71,516,633)

Net increase	176,156	$2,516,260	5,557,381	$63,079,431

Class B
Shares sold	1,527,909	$14,029,050	1,798,285	$21,236,026
Shares issued on reinvestment	68,448	720,409	1,096,162	11,147,562
Shares repurchased	(2,489,627)	(23,139,760)	(2,841,611)	(33,611,909)

Net increase (decrease)	(893,270)	$(8,390,301)	52,836	$(1,228,321)

Class C
Shares sold	88,720	$821,487	134,996	$1,629,989
Shares issued on reinvestment	14,562	155,582	172,770	1,780,994
Shares repurchased	(304,295)	(2,807,475)	(552,096)	(6,823,748)

Net decrease	(201,013)	$(1,830,406)	(244,330)	$(3,412,765)

Class I
Shares sold	621	$6,100	116 [3]	$3,233 [3]
Shares issued on reinvestment	14	158	1 [3]	10 [3]

Net increase	635	$6,258	117 [3]	$3,243 [3]

[1]	For the period February 1, 2009 to January 26, 2010 (redemption date).
[2]	For the period December 3, 2008 (inception date) to January 31, 2009.
[3]	For the period December 16, 2008 (inception date) to January 31, 2009.

8. Income tax information and distributions to shareholders

Neither of the Funds made any distributions subsequent to the fiscal year end.

The tax character of distributions paid during the fiscal year ended January 31, 2010 was as follows:

	Allocation 100%	Allocation 85%
Distributions Paid From:
Ordinary income	$385,014	$7,650,064

The tax character of distributions paid during the fiscal year ended January 31, 2009 was as follows:

	Allocation 100%	Allocation 85%
Distributions Paid From:
Ordinary income	$14,009	$8,000,032
Net long-term capital gains	1,529,231	52,822,369

Total distributions paid	$1,543,240	$60,822,401

As of January 31, 2010, the components of accumulated earnings on a tax basis were as follows:

	Allocation 100%		Allocation 85%
Undistributed ordinary income — net	$55,019		$114,127
Capital loss carryforward*	(5,223,003)		(10,701,540)
Other book/tax temporary differences	(39,661	)(a)	(1,449,162	)(b)
Unrealized appreciation/(depreciation)	(14,449,867	)(c)	(86,573,099	)(c)

Total accumulated earnings/(losses) — net	$(19,657,512)		$(98,609,674)

*	As of January 31, 2010, the Funds had the following net capital loss carryforwards remaining:

Year of Expiration	Allocation 100%	Allocation 85%
1/31/2012	—	—
1/31/2013	—	—
1/31/2014	—	—
1/31/2015	—	—
1/31/2016	—	—
1/31/2017	$(4,302,576)	—
1/31/2018	(920,427)	$(10,701,540)

	$(5,223,003)	$(10,701,540)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.
(b)

Other book/tax temporary differences are attributable primarily to the deferral of post-October capital losses for tax purposes and book/tax differences in the timing of the deductibility of various expenses.

(c)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Funds, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Funds, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Funds, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM by the SEC. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the adviser for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

The five actions were subsequently consolidated, and a consolidated complaint was filed. On September 26, 2007, the U.S. District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. On February 16, 2010, the U.S. Court of Appeals for the Second Circuit issued its opinion affirming the dismissal, in part, and vacating and remanding, in part. The opinion affirmed the dismissal with prejudice of plaintiffs’ claim pursuant to Section 36(b) of the Investment Company Act but vacated the dismissal of the Section 10(b) securities fraud claim. The case has been remanded to Judge Pauley of the U.S. District Court for the Southern District of New York.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Legg Mason Lifestyle Allocation 100% (formerly Legg Mason Partners Lifestyle Allocation 100%), Legg Mason Lifestyle Allocation 85% (formerly Legg Mason Partners Lifestyle Allocation 85%), Legg Mason Lifestyle Allocation 70% (formerly Legg Mason Partners Lifestyle Allocation 70%), Legg Mason Lifestyle Allocation 50% (formerly Legg Mason Partners Lifestyle Allocation 50%), Legg Mason Lifestyle Allocation 30% (formerly Legg Mason Partners Lifestyle Allocation 30%) and Legg Mason Lifestyle Income Fund (formerly Legg Mason Partners Lifestyle Income Fund), each a series of Legg Mason Partners Equity Trust, as of January 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of January 31, 2010, by correspondence with the investee funds’ transfer agents and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Lifestyle Allocation 100%, Legg Mason Lifestyle Allocation 85%, Legg Mason Lifestyle Allocation 70%, Legg Mason Lifestyle Allocation 50%, Legg Mason Lifestyle Allocation 30% and Legg Mason Lifestyle Income Fund, as of January 31, 2010, and the results of their operations for the year then ended, the changes in their net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

March 19, 2010